UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         March 15, 2005

GEOTEC THERMAL GENERATORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-26315	59-3357040
(Commission File Number)	(IRS Employer Identification No.)

110 East Atlantic Avenue, Suite 200, Delray Beach, Florida	33444
(Address of Principal Executive Offices)	(Zip Code)

(954) 340-4694

(Registrant’s Telephone Number, Including Area Code)

____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On Tuesday March 15, 2005, Geotec Thermal Generators, Inc. (“Geotec” or the “Company”) executed a Share Exchange Agreement (the “Agreement”) and an Addendum to Share Exchange Agreement (the “Addendum”) with Consolidated Resources Group, Inc. (“CRG”), a Florida corporation that maintains its principal office at 5858 West Atlantic Avenue, Delray Beach, Florida and Mr. Joseph Bergman (“Bergman”), President of CRG. Pursuant to the Agreement, Mr. Bergman agreed, as owner and/or proxy holder for other CRG shareholders, to convey and transfer to Geotec, those shares of CRG common stock and CRG preferred stock (collectively referred to as the “Purchased Shares”) representing the majority voting equity interest in CRG. Accordingly, Geotec is acquiring equity ownership control over CRG. The Agreement contains further provisions for the acquisition of all issued and outstanding equity interests of CRG from remaining CRG shareholders. The Agreement has an effective date of April 1, 2005 and provides that the Purchased Shares shall be delivered to Geotec on June 15, 2005. Copies of the Agreement and Addendum are attached as exhibits hereto.

As consideration for the Purchased Shares, Geotec is tendering ten thousand (10,000) shares of its preferred stock (the “Geotec Preferred Stock”) to CRG shareholders. The Geotec Preferred Stock will be distributed on a pro rata basis to Mr. Bergman, those shareholders for which Mr. Bergman serves as a proxy, and all other shareholders of CRG that elect to exchange their equity interest in CRG for Geotec Preferred Stock. The Geotec Preferred Stock will be issued and held in escrow pending the share exchange scheduled for June 15, 2005.

The Geotec Preferred Stock will contain preferences that entitle the holders of the Geotec Preferred Stock to a pro rata interest in 70% of net profits from the Geotec’s sale of CRG coal that has been and will be acquired from Lancaster International Corporation, Inc. (“Lancaster”). Remaining net profits (30%) from the sale of CRG coal will be allocated directly to Geotec. CRG presently owns one million (1,000,000) tons of coal located on property known as the Fiat Site at 14221 East Arrow Road, Cuba, Illinois (the “Fiat Site”). CRG has options to acquire an additional 15 million tons of coal from Lancaster.

The Agreement provides that Mr. Bergman and CRG shall indemnify and hold harmless Geotec for various matters that may arise after execution of the Agreement and which relate to conduct occurring prior to execution of the Agreement. Notwithstanding the indemnity provision, which shall remain in full force and effect, the Addendum provides that Geotec will establish and accumulate a reserve fund in the amount of ten million dollars ($10,000,000) (the “Reserve Fund”) for the purpose of paying and satisfying existing liabilities of CRG. The Reserve Fund will be comprised of funds derived from the sale of CRG coal as directed by Geotec. The Reserve Fund will be maintained for a period of two years. Any funds remaining in the Reserve Fund after two years will thereafter be distributed to former shareholders of CRG that hold Geotec Preferred Stock and to Geotec to the extent of its contribution to the Reserve Fund.

As the result of the execution of the Agreement by the parties, Geotec obtains majority voting control over CRG and its ownership rights to one million (1,000,000) tons of coal at the Fiat Site in addition to CRG’s options to acquire an additional 15 million (15,000,000) tons of coal from Lancaster. It is anticipated that Geotec will exercise its voting rights to cause CRG to acquire the 15 million tons of coal from Lancaster pursuant to the aforementioned options. Accordingly, the effect of the Agreement and the Addendum is to provide Geotec with the ability to control an additional total of 16 million tons of coal and generate revenue to CRG/Geotec from the commercial exploitation of such commodity.

ITEM. 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

See disclosure contained in Item 1.01 above.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

As previously described, Geotec is issuing ten thousand (10,000) shares of its restricted Preferred Stock in exchange for the Purchased Shares. Mr. Bergman and those individuals and entities for which he is acting as a proxy, as well as other shareholders of CRG, are sophisticated investors who have access to financial and related information of Geotec and agreed to acquire the Geotec Preferred Stock for investment purposes. Accordingly, the offer and sale of the Shares have occurred and will occur in transactions exempt from registration under Section 4(2) of the Securities Act of 1933 and Section 517.061(9) of the Florida Statutes.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Share Exchange Agreement
99.2	Addendum to Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOTEC THERMAL GENERATORS, INC.

By:   /s/ W. Richard Lueck

W. Richard Lueck
President, Chief Executive Officer

DATED: March 23, 2005